Joint Filing Agreement

In accordance with Rule 13d-1 (k) under the Securities Exchange Act of 1934. the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Investment OFG Bancorp. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings In evidence thereof, the undersigned hereby execute this Agreement as of the 23rd day of April 2014.

Munder Capital Management

By::     /s/ Stephen J. Shenkenberg

            Managing Director, General Counsel & CCO

Integrity Asset Management, LLC

By::     /s/ Mary Ann C. Shumaker

           Associate General Counsel